Exhibit 2.1

Execution Version

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of October 4, 2023, is made by and among Maquia Capital Acquisition Corporation, a Delaware corporation (“SPAC”), Maquia Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Immersed Inc., a Delaware corporation (the “Company”). SPAC, Merger Sub and the Company are referred to herein collectively as “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, the Parties previously entered into that certain Business Combination Agreement, dated as of August 8, 2023 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Parties desire to amend the Business Combination Agreement in certain respects as described in this Amendment.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to the Business Combination Agreement.

(a)    Insert New Definition. The following new definition of “Available Cash” is hereby inserted in Section 1.01(b) of the Business Combination Agreement:

““Available Cash” means, without duplication, an amount equal to the sum of (a) all amounts in the Trust Account (after deducting the aggregate amount of payments required to be made in connection with the SPAC Redemption Rights) immediately prior to the Closing, plus (b) the aggregate amount of cash of SPAC on hand immediately prior to the Closing, plus (c) the net amount of the PIPE Financing Proceeds received or to be received by SPAC on or prior to the Closing, plus (d) an aggregate amount of $3,000,000 received by the Company on or prior to the Closing in connection with the Crowdfunding Raise (as defined in the Company Disclosure Schedule), plus (e) an aggregate amount of $3,100,000 received by the Company on or prior to the Closing in connection with any equity or debt financing, plus (f) an aggregate amount of $11,900,000 in connection with the Backstop Agreement (as defined in the Sponsor Support Agreement), plus (g) an aggregate amount of $7,000,000 in connection with any equity line of credit or standby equity purchase agreement entered into by SPAC and/or the Company prior to the Closing Date.”

(b)    Amended and Restated the definition “Company Acquisition Proposal”. The definition “Company Acquisition Proposal” is hereby amended and restated in its entirety as follows:

““Company Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than SPAC, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the assets of the Company, taken as a whole (based on the fair market value thereof, as determined by the Company Board in good faith), or (b) acquisition of beneficial ownership of 20% or more of the total voting power of the equity securities of the Company, whether by way of merger, asset purchase, equity purchase or otherwise; provided, that, no equity or debt financing received by the Company on or prior to the Closing shall be deemed to constitute a “Company Acquisition Proposal.”

(c)    Amended and Restated Section 3.01(a). Section 3.01(a) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(a) Payment Spreadsheet. Not less than five (5) Business Days prior to the Effective Time, the Company shall deliver to SPAC a schedule (the “Payment Spreadsheet”) setting forth (i) the calculation of Aggregate Transaction Consideration, (ii) the allocation of the Aggregate Transaction Consideration among the holders of Company Common Stock, Company Preferred Stock and Company Options, (iii) the portion of Aggregate Transaction Consideration payable to each holder of Company Common Stock and Company Preferred Stock, (iv) the number of shares of New SPAC Common Stock that can be purchased under the Exchanged Options and (v) the allocation of the Earnout Shares among the Earnout Recipients. The allocation of the Aggregate Transaction Consideration and the information with respect to the exchange of Company Options into Exchanged Options set forth in the Payment Spreadsheet shall be binding on all Parties and shall be used by SPAC and Merger Sub for purposes of issuing the Merger Consideration to the holders of Company Common Stock and Company Preferred Stock and conversion of the Company Options into the Exchanged Options pursuant to this Article III, absent manifest error.”

(d)    Insert New Section 3.06. The following new Section 3.06 of the Business Combination Agreement is hereby inserted immediately following Section 3.05:

“Section 3.06 Company Stockholders Earnout.

(a)    Following the Closing, in addition to the consideration to be received pursuant to Section 3.01(b)(i), if, on the date that is nine (9) months after the Closing Date, a number equal to at least 65% of the persons that were employees of the Company as of the Closing Date continue to be employees of the Company (the “Earnout Target”), then as promptly as practicable (and in any event within five (5) Business Days) following the achievement of the Earnout Target, the stockholders of the Company as of immediately prior to the Closing (the “Earnout Recipients”), SPAC shall issue an aggregate of 4,000,000 shares of New SPAC Common Stock (the “Earnout Shares”) to the Earnout Recipients, which such Earnout Shares shall be allocated among the Earnout Recipients in accordance with, and pursuant to, the Payment Spreadsheet. For the avoidance of doubt, the people that were employees of the Company as of the Closing shall mean the greater of: (i) twenty (20) full time employees, and (ii) the number of full-time employees at Closing.

(b)   The aggregate number of Earnout Shares issuable to the Earnout Recipients shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of New SPAC Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of New SPAC Common Stock, occurring on or after the date hereof and prior to the time any such Earnout Shares are delivered to the Earnout Recipients, if any.

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(d)  Notwithstanding anything to the contrary, in the event of a transaction that results in a Change of Control, then the Earnout Shares that have not been previously issued pursuant to this Section 3.06 shall be issued to the Earnout Recipients effective as of immediately prior to the consummation of such transaction, or otherwise treated as so issued in connection therewith, so as to ensure that the Earnout Recipients shall receive such Earnout Shares, and all proceeds thereof, in connection with such transaction. For purposes of this Section, “Change of Control” means (a) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of SPAC and its subsidiaries, taken as a whole; (b) a merger, consolidation or other business combination of SPAC resulting in any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of SPAC or the surviving person outstanding immediately after such combination (for the avoidance of doubt, excluding any Earnout Shares that may be issued in connection with such transaction(s) pursuant to Section 3.06); or (c) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) (i) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of SPAC representing more than fifty percent (50%) of the voting power of the capital stock of SPAC entitled to vote for the election of directors of SPAC or (ii) otherwise acquiring, directly or indirectly, the power to direct or cause the direction of the management or policies of SPAC, whether through the ability to exercise voting power, by contract or otherwise.”

(e)   Amended and Restated Section 7.15. Section 7.15 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Stock Incentive Plan. SPAC shall, prior to the Effective Time, approve and adopt a new equity incentive plan (the “Stock Incentive Plan”) to be effective in connection with the Closing, which shall be in such form as the Company and SPAC shall mutually agree. The Stock Incentive Plan shall provide for an initial aggregate share reserve thereunder equal to 11.7% of the number of shares of New SPAC Common Stock outstanding on a pre- diluted basis at the Closing.”

(f)    Insert New Section 8.03(i). The following new Section 8.03(i) of the Business Combination Agreement is hereby inserted immediately following Section 8.03(h):

“(i) Available Cash. Prior to giving effect to the payment of all Outstanding SPAC Transaction Expenses and Outstanding Company Transaction Expenses, the Available Cash at Closing shall be equal to or greater than $25,000,000; provided, that, if (i) the Available Cash at Closing is equal to $21,900,000 and (ii) Sponsor forfeits and surrenders to SPAC for cancellation 310,000 shares of SPAC Class A Common Stock pursuant to Section 3(c) in the Sponsor Support Agreement, the condition in this Section 8.03(i) shall be deemed to be satisfied; provided, further, that if the Available Cash at Closing is greater than $21,900,000 but less than $25,000,000, subject to and contingent upon the Effective Time, the Available Cash Forfeited Sponsor Shares shall be reduced proportionately by such number of shares equal to (i) the quotient of (x) the amount of the Available Cash in excess of $21,900,000 (the “Excess Cash”) and (y) $3,100,000 multiplied by (ii) 310,000. By way of example, if the Excess Cash is $500,000 (i.e., the Available Cash at Closing is $22,400,000), then the proportionate reduction shall be equal to 16% of 310,000 or 50,000 shares of SPAC Class A Common Stock, leaving a balance of 260,000 Available Cash Forfeited Sponsor Shares. Notwithstanding the condition in this Section 8.03(i), if the Closing occurs, on the Closing Date, all Outstanding SPAC Transaction Expenses and Outstanding Company Transaction Expenses shall be paid from the balance of the Available Cash in accordance with Section 3.04.”

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(g)   Amended and Restated Section 9.01(b). Section 9.01(b) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(b) by either SPAC or the Company if the Effective Time shall not have occurred prior to March 7, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date.”

(h)   Amended and Restated Section 9.02. Section 9.02 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a Party. For the avoidance of doubt, the failure to satisfy the condition set for in Section 8.03(i) shall not be deemed a willful material breach of this Agreement by either Party.

2.       Effect of Amendment. Except as set forth herein, all other terms and provisions of the Business Combination Agreement remain unchanged and in full force and effect. On and after the date hereof, each reference in the Business Combination Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the Business Combination Agreement as amended or otherwise modified by this Amendment. For the avoidance of doubt, references to the phrases “the date of this Agreement” or “the date hereof”, wherever used in the Business Combination Agreement, as amended by this Amendment, shall mean August 8, 2023.

3.       Construction. This Amendment shall be governed by all provisions of the Business Combination Agreement unless context requires otherwise, including all provisions concerning construction, enforcement and governing law.

4.       Entire Agreement. This Amendment together with the Business Combination Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

5.       Counterparts. This Amendment may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Amendment in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties have caused this Amendment to be executed as of the date first written above.

MAQUIA CAPITAL ACQUISITION CORPORATION

By:	/s/ Jeff Ransdell
Name: Jeff Ransdell
Title: Chief Executive Officer

MAQUIA MERGER SUB, INC.

By:	/s/ Guillermo Eduardo Cruz
Name: Guillermo Eduardo Cruz
Title: Director

IMMERSED INC.

By:
Name: Renji Bijoy
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, each of the Parties have caused this Amendment to be executed as of the date first written above.

MAQUIA CAPITAL ACQUISITION CORPORATION

By:
Name: Jeff Ransdell
Title: Chief Executive Officer

MAQUIA MERGER SUB, INC.

By:
Name: Guillermo Eduardo Cruz
Title: Director

IMMERSED INC.

By:	/s/ Renji Bijoy
Name: Renji Bijoy
Title: Chief Executive Officer